     As filed with the Securities and Exchange Commission on January 5, 2000
                                                  Registration No. 333-90865

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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

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                                   EXHIBITS

                                    TO THE

                         PRE-EFFECTIVE AMENDMENT NO. 2

                                    TO THE

                                   FORM S-1

                            REGISTRATION STATEMENT

                                     UNDER

                          THE SECURITIES ACT OF 1933

                             --------------------

                         Connecticut Bancshares, Inc.

            (Exact name of registrant as specified in its charter)

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                               TABLE OF CONTENTS


List of Exhibits (filed herewith unless otherwise noted)

The exhibits and financial statement schedules filed as a part of this registration statement are as follows:

(a)   List of Exhibits (filed herewith unless otherwise noted)
1.1 Engagement Letters between Connecticut Bankshares, M.H.C., The Savings Bank of Manchester and Sandler O'Neill & Partners, L.P.*

1.2 Form of Agency Agreement between The Savings Bank of Manchester and Sandler O'Neill & Partners, L.P.*
2.1 Amended Provisional Plan of Conversion for Connecticut Bankshares, M.H.C. and The Savings Bank of Manchester (including the Amended and Restated Stock Articles of Incorporation and Bylaws of The Savings Bank of Manchester)*
3.1   Certificate of Incorporation of Connecticut Bancshares, Inc.*
3.2   Bylaws of Connecticut Bancshares, Inc.*
3.3 Amended and Restated Stock Articles of Incorporation and Bylaws of The Savings Bank of Manchester
      (See Exhibit 2.1 hereto)*
4.0   Draft Stock Certificate of Connecticut Bancshares, Inc.*
5.0   Opinion of Muldoon, Murphy & Faucette LLP re: Legality *
8.1   Opinion of Muldoon, Murphy & Faucette LLP re:  Federal Tax Matters
8.2   Opinion of Arthur Andersen LLP re:  State Tax Matters*
10.1  The Savings Bank of Manchester Savings Plan*
10.2  The Savings Bank of Manchester Longevity Incentive Plan*
10.3  Draft ESOP Loan Commitment Letter and ESOP Loan Documents *
10.4 Form of The Savings Bank of Manchester Employee Stock Ownership Plan Trust Agreement *
10.5 Form of Employment Agreement between The Savings Bank of Manchester and certain executive officers *
10.6 Form of Employment Agreement between Connecticut Bancshares, Inc. and certain executive officers *
10.7  Form of Chairman's Employment Agreement *
10.8 Form of Change in Control Agreement between The Savings Bank of Manchester and certain executive officers *
10.9  Form of The Savings Bank of Manchester Directors' Consultation Plan *
10.10 Form of The Savings Bank of Manchester Supplemental Executive Retirement Plan *
10.11 Form of The Savings Bank of Manchester Employee Severance Compensation Plan *
23.1  Consent of Arthur Andersen LLP
23.2  Consent of Muldoon, Murphy & Faucette LLP *
23.3  Consent of RP Financial LC.*
23.4  Subscription Rights Opinion of RP Financial LC.*
24.1  Powers of Attorney*
27.0  Financial Data Schedule *
99.1  Updated Appraisal Report of RP Financial LC. (P)
99.2  Draft of SBM Charitable Foundation, Inc. Gift Instrument *
99.3  Stock Certification and Order Form*
99.4  Marketing Materials
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*  Previously filed
(P) Filed pursuant to Rule 202 of Regulation S-T.

                                  Exhibit 8.1
                   Opinion of Muldoon, Murphy & Faucette LLP
                           re:  Federal Tax Matters

                               December 20, 1999



Boards of Directors
The Savings Bank of Manchester
Connecticut Bankshares, M.H.C.
Connecticut Bancshares, Inc.
923 Main Street
Manchester, Connecticut 06040

Dear Board Members:

     You have requested our opinion regarding the federal income tax consequences of the conversion of Connecticut Bankshares, M.H.C. (the "Mutual Holding Company") and its wholly-owned subsidiary, The Savings Bank of Manchester (the "Bank"), from the mutual holding company structure to the stock holding company form, as effectuated pursuant to the integrated transactions described below. Our opinion is based upon the existing provisions of the Internal Revenue Code of 1986, as amended (the Code) and regulations thereunder (the "Treasury Regulations"), and upon current Internal Revenue Service ("IRS") published rulings and existing court decisions, any of which could be changed at any time. Any such changes may be retroactive and could significantly modify the statements and opinions expressed herein. Similarly, any change in the facts and assumptions stated below, upon which this opinion is based, could modify the conclusions. This opinion is as of the date hereof, and we disclaim any obligation to advise you of any change in any matter considered herein after the date hereof. Since our opinion is rendered in advance of the closing of the transactions described below, we have assumed that the transactions will be consummated in accordance with such description, as well as all of the information and representations referred to herein. Any changes in the transaction could cause us to modify our opinion.

     We, of course, opine only as to the matters we expressly set forth, and no opinions should be inferred as to any other matters. We express no opinion as to other federal laws and regulations, or as to laws and regulations of other jurisdictions, or as to factual or legal matters other than as set forth herein.


     We express no opinion on the state or local income tax consequences of the transactions described herein. We understand that Arthur Andersen LLP will address such matters in a separate letter.

Boards of Directors
The Savings Bank of Manchester
Connecticut Bankshares, M.H.C.
Connecticut Bancshares, Inc.
December 20, 1999
Page 2

     We have made such other investigations as we have deemed relevant or necessary for the purpose of this opinion. In our examination, we have assumed the authenticity of original documents, the accuracy of copies and the genuineness of signatures. We have further examined and have relied upon the accuracy of the factual matters set forth in the Plan of Conversion (the "Plan") and the Registration Statement on Form S-1 filed by Connecticut Bancshares, Inc. (the "Company") with the Securities and Exchange Commission ("SEC") under the Securities Act of 1933, as amended, and the Application for Conversion of a Mutual Holding Company to a Stock Holding Company (the "Application") filed with the Connecticut Department of Banking (the "Department").

The Proposed Transactions
-------------------------

     The Mutual Holding Company, a Connecticut-chartered mutual holding company, and the Bank, a Connecticut-chartered stock savings bank, were created in a reorganization of a Connecticut-chartered mutual savings bank, also named The Savings Bank of Manchester (the "Mutual Bank"), in 1996 (the "MHC Reorganization"). In the MHC Reorganization, the Mutual Bank organized the Mutual Holding Company and the Mutual Holding Company organized the Bank. In connection with the reorganization, the Bank issued shares of its common stock ("Bank Common Stock") to the Mutual Holding Company. The Mutual Bank then merged with and into the Bank under a plan of reorganization in which all of the Mutual Bank's equity interests were exchanged for liquidation interests in the Mutual Holding Company. No other shares of Bank Common Stock were issued in connection with the MHC Reorganization. The Mutual Holding Company will own 100 percent of the outstanding Bank Common Stock immediately prior to the Conversion.

     Subsequently, on August 30, 1999, the Mutual Holding Company adopted the Plan, providing for the conversion of the Mutual Holding Company into the capital stock form of organization. The Plan was amended on October 6, 1999 and October 26, 1999.

     The Board of Directors of the Mutual Holding Company and the Board of Directors of the Bank believe that the reorganization of the Mutual Holding Company and the Bank in the stock holding company form of organization pursuant to the Plan is in the best interests of the Mutual Holding Company and the Bank, as well as in the best interests of the Bank's depositors. Accordingly, the following transactions will occur in the Conversion (as defined in the Plan) pursuant to the Plan:

     1. The Bank will incorporate the Company, a Delaware corporation, for the purpose of holding all of the capital stock of the Bank and in order to facilitate the Conversion.

Boards of Directors
The Savings Bank of Manchester
Connecticut Bankshares, M.H.C.
Connecticut Bancshares, Inc.
December 20, 1999
Page 3

     2. Subscription rights ("Subscription Rights") to purchase shares of the common stock of the Company ("Company Common Stock") will be issued without payment therefor to Eligible Account Holders and Tax-Qualified Employee Stock Benefit Plans (as such persons are defined in the Plan). In addition, Subscription Rights will be issued to directors, officers and employees of the Bank in a third priority category who do not otherwise qualify as Eligible Account Holders.

     3. Upon the effective date (the "Effective Date") of the Conversion, the Mutual Holding Company will convert (the "Interim Conversion") into an interim Connecticut-chartered stock savings bank ("Interim"), and Interim will simultaneously merge with and into the Bank pursuant to a plan of merger, with the Bank being the surviving institution (the "MHC Merger"). As a result of the MHC Merger, (a) the shares of Bank Common Stock currently held by the Mutual Holding Company will be extinguished, and (b) the Eligible Account Holders will be granted interests in a liquidation account (the "Liquidation Account") to be established by the Bank pursuant to the Plan.

     4. Upon the Effective Date, the Company will sell shares of Company Common Stock in a subscription offering (the "Subscription Offering") in order of priority to Eligible Account Holders, Tax-Qualified Employee Stock Benefit Plans and directors, officers and employees of the Bank. Any shares of Company Common Stock remaining unsold after the Subscription Offering will be sold to the public through a Community Offering (as defined in the Plan), a Syndicated Community Offering (as defined in the Plan), and/or Public Offering (as defined in the Plan) as determined by the Boards of Directors of the Company and the Bank in their sole discretion. Collectively, the Subscription Offering, the Community Offering, the Syndicated Community Offering and the Public Offering are referred to herein as the Offerings.

     5. The Company will contribute to the Bank 50 percent of the net proceeds received by the Company in the Offerings (the "Contributed Offering Proceeds") in exchange for 100 percent of the Bank Common Stock.

     The Liquidation Account will be established by the Bank for the benefit of the Eligible Account Holders who maintain Deposit Accounts (as defined in the Plan) in the Bank after the Conversion. The Liquidation Account balance will initially be an amount equal to 100 percent of the Bank's net worth as reflected in its latest statement of financial condition contained in the final prospectus utilized in the Conversion. Each Eligible Account Holder will have an undivided interest in the Liquidation Account balance (referred to as a "subaccount balance"). The proportionate interest of an Eligible Account Holder in the Liquidation Account will never increase, but will, however, decrease to reflect subsequent withdrawals from the Deposit Account of such Eligible Account Holders. In the sole event of a complete liquidation of the Bank after the Conversion, each

Boards of Directors
The Savings Bank of Manchester
Connecticut Bankshares, M.H.C.
Connecticut Bancshares, Inc.
December 20, 1999
Page 4

Eligible Account Holder will be entitled to receive a liquidation distribution from the Liquidation Account in the amount of their then current interest before any liquidation distribution may be made with respect to the capital stock of the Bank.

     Each Deposit Account in the Bank at the time of the consummation of the Conversion will become a Deposit Account in the Bank equivalent in withdrawable amount to the withdrawal value (as adjusted to give effect to any withdrawal made for the purchase of Company Common Stock purchased in the Offerings) and subject to the same terms and conditions (except as to liquidation rights) as such Deposit Account in the Bank immediately preceding consummation of the Conversion.

Representations
---------------

     You have made the following representations to us with regard to the Conversion. We have not independently investigated these representations, but, we are relying on them as an integral part of our opinion.

     a. The merger of Interim into the Bank in the MHC Merger will be effected pursuant to applicable state and/or federal banking laws.

     b. The aggregate fair market value of the interest in the Liquidation Account and the Subscription Rights received by each Eligible Account Holder pursuant to the MHC Merger will be approximately equal to the fair market value of the equity interest in the Mutual Holding Company surrendered by the Eligible Account Holder in exchange therefor.

     c. To the best of the knowledge of the management of the Mutual Holding Company and the Bank, there is no plan or intention on the part of the Eligible Account Holders to withdraw from their Deposit Accounts subsequent to the Conversion such that the withdrawals would reduce their aggregate interests in the Liquidation Account to an amount having a value at the Effective Date of less than fifty percent of the value of the aggregate interests which the Eligible Account Holders of the Mutual Holding Company will have in the residual equity of the Mutual Holding Company immediately prior to the Conversion.

     d. The Bank has no plan or intention to reacquire any of the interests in the Liquidation Account issued in the MHC Merger.

Boards of Directors
The Savings Bank of Manchester
Connecticut Bankshares, M.H.C.
Connecticut Bancshares, Inc.
December 20, 1999
Page 5

     e. The liabilities of the Mutual Holding Company assumed by the Bank in the MHC Merger and the liabilities to which the transferred assets of the Mutual Holding Company are subject were incurred by the Mutual Holding Company in the ordinary course of its business.

     f. The Company, the Bank, the Mutual Holding Company, the Interim and the Eligible Account Holders will pay their respective expenses, if any, incurred in connection with the Conversion, except that the Company, the Bank, and the Mutual Holding Company may pay fees to brokers and investment bankers for assisting Eligible Account Holders and other eligible subscribers in completing and/or submitting Order Forms (as defined in the Plan). The expenses for brokers and investment bankers to assist Eligible Account Holders and other eligible subscribers are solely and directly related to the Conversion and will be paid by the Company, the Bank, and the Mutual Holding Company directly to the brokers and investment bankers.

     g. There is no intercorporate indebtedness existing (i) between the Mutual Holding Company and the Bank, or (ii) between the Company and the Bank that was issued, acquired, or will be settled at a discount in the Conversion.

     h. None of the Company, the Bank, the Mutual Holding Company or the Interim is an investment company as defined in Sections 368(a)(2)(F)(iii) and
(iv) of the Code.

     i. Neither the Mutual Holding Company nor the Bank are under the jurisdiction of a court in a Title 11 or similar case within the meaning of
Section 368(a)(3)(A) of the Code.

     j. The fair market value of the assets of the Mutual Holding Company transferred to the Bank in the MHC Merger will equal or exceed the sum of the liabilities assumed by the Bank plus the amount of liabilities, if any, to which the transferred assets are subject.

     k. The total adjusted basis of the assets of the Mutual Holding Company transferred to the Bank in the MHC Merger will equal or exceed the sum of the liabilities assumed by the Bank, plus the amount of liabilities, if any, to which the transferred assets are subject.

     l. The Bank has no plan or intention to issue additional shares of its stock that would result in the Company owning less than all of the outstanding stock of the Bank.

     m. The Company has no plan or intention to liquidate the Bank; to merge the Bank with or into another corporation; to sell or otherwise dispose of the stock of the Bank except for transfers of stock to corporations controlled by the Company; or to cause the Bank to sell or otherwise dispose

Boards of Directors
The Savings Bank of Manchester
Connecticut Bankshares, M.H.C.
Connecticut Bancshares, Inc.
December 20, 1999
Page 6

of any of its assets, except for dispositions made in the ordinary course of business or transfers of assets to a corporation controlled by the Bank.

     n. The Company does not own, nor has it owned during any period of its existence, any shares of stock of the Bank.

     o. On the Effective Date, the fair market value of the assets of the Bank will exceed the sum of its liabilities, plus the amount of liabilities, if any, to which the assets are subject.

Opinions
--------

     Based on the foregoing description of the Conversion, and subject to the qualifications and limitations set forth in this letter, we are of the opinion that, if the Conversion were to be consummated as described above as of the date hereof, then:

     1. The Interim Conversion will constitute a tax-free reorganization within the meaning of Section 368(a)(1)(F) of the Code. (Section 368(a)(1)(F) of the Code.)

     2. Neither the Mutual Holding Company nor Interim will recognize any gain or loss as a result of the Interim Conversion. (Section 354(a) of the Code.) Mutual Holding Company and Interim will each be "a party to a reorganization" within the meaning of Section 368(b) of the Code.

     3. The assets of the Mutual Holding Company will have the same basis in the hands of Interim as in the hands of the Mutual Holding Company immediately prior to the Interim Conversion. (Section 362(b) of the Code.)

     4. The holding period of the assets of the Mutual Holding Company to be received by Interim will include the period during which the assets were held by the Mutual Holding Company prior to the Interim Conversion. (Section 1223(2) of the Code.)

     5. No gain or loss will be recognized by the Eligible Account Holders as a result of the Interim Conversion. (Section 354(a) of the Code.)

     6. The MHC Merger will constitute a tax-free reorganization within the meaning of Section 368(a) (1) (A) of the Code. (Section 368(a) (1) (A) of the Code.)

Boards of Directors
The Savings Bank of Manchester
Connecticut Bankshares, M.H.C.
Connecticut Bancshares, Inc.
December 20, 1999
Page 7

     7. The exchange, as a result of the Interim Conversion and the MHC Merger, of the equity interests of the Eligible Account Holders in the Mutual Holding Company for interests in the Liquidation Account established by the Bank in the MHC Merger will satisfy the continuity of interest requirement of Section 1.368-1(b) of the Income Tax Regulations (cf. Rev. Rul. 69-3, 1969-1 C.B. 103, and Rev. Rul. 69-646, 1969-2 C.B. 54).

     8. Neither the Mutual Holding Company nor Interim will recognize any gain or loss as a result of the MHC Merger or on the transfer of Interim's assets to the Bank in exchange for an interest in the Liquidation Account established in the Bank for the benefit of the Eligible Account Holders who remain depositors of the Bank. (Section 361 of the Code.)

     9. No gain or loss will be recognized by the Bank as a result of the MHC Merger or upon the receipt of the assets of Interim in the MHC Merger in exchange for the transfer to the Eligible Account Holders of an interest in the Liquidation Account. (Section 1032(a) of the Code.)

     10. The basis of the assets of Interim to be received by the Bank will be the same as the basis of such assets in the hands of Interim immediately prior to the transfer. (Section 362(b) of the Code.)

     11. The holding period of the assets of Interim to be received by the Bank will include the holding period of those assets in the hands of the Mutual Holding Company and Interim. (Section 1223(2) of the Code.)

     12. The Eligible Account Holders will recognize no gain or loss as a result of the MHC Merger or upon the receipt of Deposit Accounts and interests in the Liquidation Account in the Bank in exchange for their Deposit Accounts in the Bank and liquidation interests in the Mutual Holding Company. (Section 354(a) of the Code.)

     13. The Company will recognize no gain or loss upon the receipt of cash in the Offerings in exchange for shares of Company Common Stock. (Section 1032 of the Code.)

     14. The Company will recognize no gain or loss upon the transfer of the Contributed Offering Proceeds to the Bank in exchange for common stock of the Bank. (Section 351(a) of the Code.)

     15. The Bank will recognize no gain or loss upon the receipt of the Contributed Offering Proceeds from the Company in exchange for common stock of the Bank. (Section 1032 of the Code.)

Boards of Directors
The Savings Bank of Manchester
Connecticut Bankshares, M.H.C.
Connecticut Bancshares, Inc.
December 20, 1999
Page 8

     16. No gain or loss will be recognized by the Company, or by the Eligible Account Holders and other persons described in the Plan who will receive Subscription Rights, as a result of the distribution to the Eligible Account Holders and such other persons of Subscription Rights relating to Company Common Stock. Eligible Account Holders and other recipients of Subscription Rights will not recognize gain or loss as a result of the exercise of such Subscription Rights to purchase shares of Company Common Stock, provided that the amount to be paid for the Company Common Stock is equal to the fair market value of the
Company Common Stock.   The basis of the Company Common Stock to the Company's
stockholders will be the purchase price thereof plus the basis, if any, of the Subscription Rights (which, as described below, we have assumed is zero).

     We note that you have received an opinion of RP Financial LC which concludes that the Subscription Rights have no value. Under past rulings of the Internal Revenue Service, gain may be recognized by a recipient of Subscription Rights to the extent of the fair market value of the Subscription Rights received. The opinion of RP Financial LC has no binding effect on the Internal Revenue Service. We express no opinion on the fair market value of the Subscription Rights and, insofar as our opinion in paragraph 16 relates to the federal income tax consequences of the distribution of Subscription Rights, we are relying upon the opinion of RP Financial LC regarding the valuation of the subscription rights.

     We hereby consent to the filing of the opinion as an exhibit to the Application filed with the Department and to the Company's Registration Statement on Form S-l as filed with the SEC. We also consent to the references to our firm in the Prospectus contained in the Application and S-l under the captions "The Conversion--Tax Effects" and "Legal Opinions."

                              Very truly yours,

                              /s/ MULDOON, MURPHY & FAUCETTE LLP
                              ----------------------------------
                              MULDOON, MURPHY & FAUCETTE LLP